As filed with the Securities and Exchange Commission on April 8, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CYCLACEL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	91-1707622
(State or other jurisdiction of incorporation or organization)	(IRS employer Identification number)

200 Connell Drive, Suite 1500
Berkeley Heights, NJ 07922
(908) 517-7330

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Spiro Rombotis
President and Chief Executive Officer
Cyclacel Pharmaceuticals, Inc.
200 Connell Drive, Suite 1500
Berkeley Heights, NJ 07922
(908) 517-7330

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Joel I. Papernik, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, New York 10017
(212) 935-3000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered (1)	Proposed Maximum Aggregate Offering Price (2)(3)	Amount of Registration Fee(4)
Common Stock, $0.001 par value per share	(5)
Preferred Stock, $0.001 par value per share	(5)
Warrants to purchase Common Stock	(5)
Debt Securities	(5)
Units	(5)
Total	$75,000,000	$10,230.00

(1)        There are being registered under this registration statement such indeterminate number of shares of common stock, shares of preferred stock, warrants to purchase common stock, debt securities, rights and purchase contracts to purchase common stock and a combination of such securities, separately or as units, as may be sold by the registrant from time to time, which collectively shall have an aggregate initial offering price not to exceed $75,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $75,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate amounts and numbers of common stock as may be issued upon conversion of preferred stock or pursuant to the anti-dilution provisions of any such securities. The securities registered also include such indeterminate amounts and numbers of common stock as may be issued upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities. The securities registered also include such indeterminate amounts and numbers of common stock and debt securities as may be issued upon conversion of or exchange for debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(2)        The proposed maximum per unit and aggregate offering prices per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(3)        Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act.  The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $75,000,000.

(4)        Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(5)        Not required to be included in accordance with General Instruction II.D of Form S-3 and Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 8, 2013

PROSPECTUS

$75,000,000

CYCLACEL PHARMACEUTICALS, INC.

Common Stock
Preferred Stock
Warrants
Debt Securities
Rights
Purchase Contracts
Units

We may, from time to time at prices and on terms to be determined at or prior to the time of one or more offerings, issue up to $75,000,000 of any combination of the securities described in this prospectus, either individually or in units. We may also offer common stock or preferred stock upon conversion of the debt securities, common stock upon conversion of the preferred stock, or common stock, preferred stock or debt securities upon the exercise of warrants, rights or performance of purchase contracts; or any combination of these securities upon the performance of purchase contracts.

This prospectus described the general terms of these securities and the general manner in which these securities will be offered.  We will provide you with the specific terms of any offering in one or more supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and m ay also supplement, update or amend information contained in this document.  You should read this prospectus and any prospectus supplement, as well as any documents incorporated by reference into this prospectus or any prospectus supplement, carefully before you invest.

Our common stock is listed on The NASDAQ Global Market under the symbol “CYCC,” and our preferred stock is listed on the NASDAQ Global Market under the symbol “CYCCP.” On April 5, 2013, the last reported sale price of our common stock was $5.15 per share, and the last reported sale price of our preferred stock was $9.09. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on The NASDAQ Global Market or any securities market or other securities exchange of the securities covered by the prospectus supplement. Prospective purchasers of our securities are urged to obtain current information as to the market prices of our securities, where applicable.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 13 of this prospectus under the caption “Risk Factors.” We may include specific risk factors in supplements to this prospectus under the caption “Risk Factors.” This prospectus may not be used by us to offer or sell our securities unless accompanied by a prospectus supplement.

Our securities may be sold directly by us to investors, through agents designated from time to time or to or through agents, underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus and in the applicable prospectus supplement. If any agents, underwriters or agents are involved in the sale of our securities with respect to which this prospectus is being delivered, the names of such underwriters or agents and any applicable fees, commissions or discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April [      ], 2013.

You should read this prospectus and the documents incorporated by reference carefully before you invest. Such documents contain important information you should consider when making your investment decision. See “Incorporation of Documents by Reference” on page 51. You should rely only on the information provided in this prospectus or documents incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The information contained in this prospectus is accurate only as of the date of this prospectus and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer shares of our common stock, preferred stock, warrants to purchase common stock, and/or debt securities, either individually or in units, in one or more offerings, with a total value of up to $75,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to the offering of securities under this prospectus. You should carefully read this prospectus, the applicable prospectus supplement, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find More Information” before making an investment decision.

You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated herein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus may not be used to consummate sales of our securities, unless it is accompanied by a prospectus supplement. To the extent there are inconsistencies between any prospectus supplement,

this prospectus and any documents incorporated by reference, the document with the most recent date will control.

Unless the context otherwise requires, “Cyclacel,” “the Company,” “we,” “us,” “our” and similar terms refer to Cyclacel Pharmaceuticals Inc.

PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC or included in any applicable prospectus supplement. Investing in our securities involves risks. Therefore, carefully consider the risk factors on page 13 of this prospectus and in any prospectus supplements and in our most recent annual and quarterly filings with the SEC, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Our Business

We are a biopharmaceutical company dedicated to the development and commercialization of novel, mechanism-targeted drugs to treat human cancers and other serious diseases. We are focused on delivering leading edge therapeutic management of cancer patients based on a clinical development pipeline of novel drug candidates.

Clinical programs

Oncology Development Programs

Our clinical development priorities are focused on orally-available sapacitabine in the following indications:

•                  Acute Myeloid Leukemia, or AML, in the elderly;

•                  Myelodysplastic syndromes, or MDS; and

•                  Non-small cell lung cancer, or NSCLC.

The U.S. Food and Drug Administration, or FDA, and the European Medicines Agency, or EMA, have designated sapacitabine as an orphan drug for the treatment of both AML and MDS.

We are currently evaluating sapacitabine in a Phase 3 study being conducted under a Special Protocol Assessment, or SPA, with the FDA for the front-line treatment of AML in the elderly. We are also exploring sapacitabine in Phase 2 studies for MDS, NSCLC and chronic lymphocytic leukemia, or CLL, and in a Phase 1 study in solid tumors in combination with our own drug candidate, seliciclib.

In our second development program, we are evaluating cyclin dependent kinase, or CDK, inhibitors. CDKs are involved in cancer cell growth, metastatic spread and DNA damage repair. Seliciclib, our lead CDK inhibitor, selectively inhibits a spectrum of enzyme targets - CDK2/E, CDK2/A, CDK7 and CDK9 - that are central to the process of cell division and cell cycle control. In breast and lung tumors, overexpression of cyclin E is associated with poor prognosis and drug resistance. Resistant breast and lung tumor cell lines overexpressing cyclin E are resensitized to apoptotic cell killing by seliciclib. NSCLC cell lines with Ras-activating mutations, such as KRAS and NRAS, have been found to be sensitive to seliciclib-induced apoptosis. To date, seliciclib has been evaluated in approximately 450 patients in several Phase 1 and 2 studies and has shown signs of anti-cancer activity. We have retained worldwide rights to commercialize seliciclib. Seliciclib has completed a Phase 2B randomized study in third-line NSCLC and is currently undergoing a study in solid tumors in combination with our own drug candidate, sapacitabine.

Our second generation CDK inhibitor, CYC065, is a highly selective inhibitor of CDK’s targeting CDK -2, -5 and -9 enzymes. CYC065 has shown to have increased anti-proliferative potency and improved pharmaceutical properties compared to seliciclib. Investigational new drug (IND)-enabling studies with CYC065 are in progress supported by a $1.9 million grant from the UK Government’s Biomedical Catalyst.

In addition to these development programs, we have allocated limited resources, if the funds are available, to other programs allowing us to maintain and build on our core competency in cell cycle biology and related drug discovery. In our polo-like kinase, or Plk, inhibitor program, we have discovered potent and selective small molecule inhibitors of Plk1, a kinase active during cell division, targeting the mitotic phase of the cell cycle.  Plk was discovered by Professor David Glover, our Chief Scientist, and CYC116, an orally-available inhibitor of Aurora kinase, or AK, A and B and Vascular Endothelial Growth Factor Receptor 2, or VEGFR2, has completed a multicenter Phase 1 trial.

We also have a number of earlier stage programs for which limited or no resources will be allocated in the foreseeable future. For example, extensive preclinical data published by independent investigators evidence activity by our CDK inhibitors, including seliciclib, in various autoimmune and inflammatory diseases and conditions associated with aberrant cell proliferation including graft-versus-host disease, idiopathic pulmonary fibrosis, lupus nephritis, polycystic kidney disease and rheumatoid arthritis. In our GSK-3 inhibitor program, we have demonstrated evidence of activity in preclinical models of Type 2 Diabetes.

Sapacitabine

Sapacitabine (previously known as CYC682) is an orally-available nucleoside analogue. Both sapacitabine and CNDAC, its major metabolite, have demonstrated potent anti-tumor activity in preclinical studies. Sapacitabine is an orally-available prodrug of CNDAC, which is a novel nucleoside analog, or a compound with a structure similar to a nucleoside. A prodrug is a compound that has a therapeutic effect after it is metabolized within the body. CNDAC has a significantly longer residence time in the blood when it is produced in the body through metabolism of sapacitabine than when it is given directly. Sapacitabine acts through a novel mechanism whereby the compound interferes with DNA synthesis through the incorporation of CNDAC into DNA during replication or repair, triggering a b-elimination reaction and leading to the formation of SSBs, which can activate the G2 checkpoint transcription coupled nucleotide excision repair, or TC-NER. During subsequent rounds of replication, SSBs are converted to double-strand breaks (DSBs); these can be repaired by the homologous recombination repair (HRR) pathway, or, if unrepaired, result in cell death.

We are currently exploring sapacitabine in both hematological cancers and solid tumors and over 500 patients have received sapacitabine in Phase 1, 2 and 3 studies.

Hematological Cancers

Randomized Phase 3 pivotal trial, SEAMLESS, as a front-line treatment in elderly patients aged 70 years or older with newly diagnosed AML who are not candidates for intensive induction chemotherapy

The SEAMLESS study is being conducted under an SPA agreement that Cyclacel reached with the FDA. SEAMLESS builds on promising one year survival observed in elderly patients aged 70 years or older with newly diagnosed AML or AML in first relapse enrolled in a Phase 2 study of single agent sapacitabine.

The SEAMLESS study is chaired by Hagop M. Kantarjian, M.D., Chairman and Professor, Department of Leukemia, The University of Texas MD Anderson Cancer Center, Houston, Texas. SEAMLESS is a multicenter, randomized, Phase 3 study comparing two treatment arms. In Arm A, sapacitabine is administered in alternating cycles with decitabine and in Arm C decitabine is administered alone. The primary efficacy endpoint is overall survival and the study is designed to demonstrate an improvement in overall survival. Approximately 242 patients per arm, or a total of 485 patients from approximately 50 centers, will be enrolled. The SEAMLESS study is designed to have a 90% probability of detecting a 27.5% difference in overall survival and a prespecified interim analysis for futility will be performed and reviewed by the Data Safety Monitoring Board, or DSMB. In addition, the DSMB will periodically convene to review data for safety or efficacy from each approximately 100 patients enrolled.

In December 2012, the DSMB met and recommended that the study should continue as planned after reviewing available data from 119 randomized patients. The DSMB noted that no safety or efficacy concerns were identified. Results from an on-going, multicenter, Phase 1/2 clinical trial examining the safety and efficacy of oral sapacitabine administered sequentially with decitabine, the same treatment regimen as Arm A in SEAMLESS, was reported during a poster session at the 2012 American Society of Hematology, or ASH, Annual Meeting in Atlanta, Georgia. Forty-six patients were treated with alternating cycles of sapacitabine and decitabine. Median age was 77 years (range 70-90). Thirty-three patients (72%) were 75 years or older. Median overall survival was 238 days, or approximately 8 months. The number of patients still alive at 3 months was 38 (83%), at 6 months 30 (65%), at 12 months 16 (35%) and at 18 months 12 (26%). Sixteen patients (35%) survived 1 year or longer. Among 33 patients who were 75 years or older, median overall survival was 263 days, or approximately 9 months, and 1-year survival was 36%. Nineteen patients (41%) responded with 10 complete responses (CRs), 4 partial responses (PRs) and 5 major hematological improvements (HIs). Median time to response was 2 cycles, i.e., one cycle of decitabine and one cycle of sapacitabine (range 1-10). Twenty-seven patients (59%) received 5 or more cycles of treatment. Two dose-limiting toxicities (DLT) were observed (lung infection/sepsis, typhlitis). Thirty-day mortality from all causes was 4%. Sixty-day mortality from all causes was 13% with one death from typhlitis considered to be possibly related to decitabine by investigator assessment.

Phase 2 randomized clinical trial in elderly patients with AML previously untreated or in first relapse

In December 2007, we initiated an open-label, multicenter, randomized Phase 2 clinical trial of oral sapacitabine in 60 elderly patients with AML aged 70 or older who are previously untreated or in first relapse. The Phase 2 study, led by Dr. Kantarjian, had a primary endpoint of 1-year survival rate of three dosing schedules of sapacitabine in elderly patients with previously untreated or first relapsed AML. Secondary objectives were to assess complete remission, or CR, partial remission, or PR, duration of CR or CRp, or major hematological improvement and their corresponding durations, transfusion requirements, number of hospitalized days and safety. The study uses a selection design with the objective of identifying a dosing schedule among three different arms, A. 200 mg twice daily for seven days every 3-4 weeks, B. 300 mg twice daily for seven days every 3-4 weeks, and C. 400 mg twice daily for three days per week for two weeks every 3-4 weeks, which produces a better one year survival rate in the event that all three dosing schedules are active.

In November 2012, the results from the Phase 2 study were published in The Lancet Oncology, demonstrating the safety and efficacy of sapacitabine in this patient population. The Phase 2 study enrolled and treated between December 27, 2007 and April 21, 2009, a total of 105 patients aged 70 years or above with untreated or first relapse AML. The median age of patients was 77 years (range 70—91). The group was comprised of a randomized cohort of 60 patients and an expanded, non-randomly assigned cohort enrolling a further 45 patients. Of the 105 patients, 86 were previously untreated and 19 in first relapse. Approximately 50% of patients had AML de novo and 50% had AML preceded by antecedent hematological disorder (AHD), such as MDS or myeloproliferative disease, or treatment-related AML. All but one enrolled patients had intermediate or unfavorable cytogenetics. The randomized cohort of patients were randomly assigned to one of three dosing schedules: 200 mg twice a day for 7 days (group A); 300 mg twice a day for 7 days (group B); and 400 mg twice a day for 3 days each week for 2 weeks (group C). All schedules were given in 28 day cycles. The 3-day dosing schedule in group C was selected for further clinical development in elderly patients with untreated AML. This decision was based on the schedule’s overall efficacy profile, which included a 1-year survival rate of 30%, median overall survival of 213 days and durable complete remissions (CRs) in 25% of patients. The median overall survival of patients from all groups who achieved CR was 525 days (95% C.I. 192—798). The most common grade 3—4 adverse events regardless of causality were anemia, neutropenia, thrombocytopenia, febrile neutropenia and pneumonia. Seven deaths were thought to be probably or possibly related to sapacitabine treatment. Approximately 31% of all patients received sapacitabine for at least 4 cycles.

Randomized Phase 2 clinical trial in older patients with MDS as a second-line treatment

In September 2008, we advanced sapacitabine into an open-label, multi-center, randomized Phase 2 trial as a second-line treatment in patients aged 60 or older with intermediate-2 or high-risk MDS after treatment failure of front-line hypomethylating agents, such as azacitidine and/or decitabine. The Phase 2 study randomized 63 patients aged 60 years or older with MDS of intermediate-2 (n=52) or high-risk (n=11) classification by the International Prognostic Scoring System (IPSS) at study entry to receive sapacitabine every 4 weeks on one of 3 dosing schedules: 200 mg twice daily for 7 days (Arm G), 300 mg once daily for 7 days (Arm H), or 100 mg once daily for 5 days per week for 2 weeks (Arm I). The primary efficacy endpoint of the study is 1-year survival with the objective of identifying a dosing schedule that produces a better 1-year survival rate in the event that all three dosing schedules are active. All patients in the study progressed after receiving azacitidine, decitabine, or both agents. Secondary objectives are to assess the number of patients who have achieved CR or CRp, PR, hematological improvement and their corresponding durations, transfusion requirements, number of hospitalization days and safety.

In October 2012, at The Eighth Annual Hematologic Malignancies 2012 Conference, we reported updated data from the ongoing Phase 2 trial. Median overall survival to date for all 63 patients in the study was 252 days or approximately 8 months. Median overall survival for 41 out of 63 patients with 10% or more blasts in their bone marrow was 274 days or approximately 9 months. Updated median survival for all three arms was 252 days (approximately 8 months). The median survival for each arm is 291 days (approximately 10 months) for Arm G, 274 days (approximately 9 months) for Arm H, and 227 days (approximately 8 months) for Arm I. Twenty-seven percent of all patients received 6 or more cycles. Twenty-two percent of patients were still alive and longer follow-up is needed to assess 1-year survival and overall survival of each arm.

Median survival for patients with intermediate-2 or high-risk disease, as defined by the International Prognostic Scoring System (IPSS), is 4.3 to 5.6 months as reported in literature. Patients with high IPSS scores also have a high probability of experiencing transformation of their MDS into AML, an aggressive form of blood cancer with typically poor survival.

Solid Tumors

Phase 2 clinical trial in patients with NSCLC

We are evaluating sapacitabine in patients in a Phase 2, open label, single arm, multicenter, clinical trial in patients with NSCLC who have had one prior chemotherapy. This study builds on the observation of prolonged stable disease of four months or longer experienced by heavily pretreated NSCLC patients involved in two Phase 1 studies of sapacitabine. The multicenter Phase 2 trial is led by Philip D. Bonomi, M.D., at Rush University Medical Center, Chicago. The primary objective of the study is to evaluate the rate of response and stable disease in patients with previously treated NSCLC. Secondary objectives are to assess progression-free survival, duration of response, duration of stable disease, one year survival, overall survival and safety.

Forty-eight patients have been treated with two dosing schedules, either twice daily or once a day. In the twice daily schedule 15 patients were treated with escalating doses. The recommended Phase 2 dose was reached at 75 mg twice daily for 5 days per week for 2 weeks every 3 weeks. Among 12 patients treated at this recommended Phase 2 dose, 4 achieved stable disease. All 4 responders had at least 2 prior therapies and have been discontinued from the study. Responders received an average of 7 treatment cycles.

In the once daily schedule 33 patients were treated with escalating doses. Maximum tolerated dose has not been reached at the upper limit of the dosing range as per protocol. Patients are currently being entered into the 200 mg once daily dosing level for 5 days per week for 2 weeks every 3 weeks. Among 25 patients treated with daily doses ranging from 100 mg to 175 mg, two patients achieved PR and 10 stable disease. The two PR responders had 3 or 4 prior therapies, respectively, and one remains on study. Among the 10 stable disease responders, 9 had at least 2 prior therapies and 2 remain on study. Responders received an average of 10 treatment cycles.

Phase 1 clinical trial of sapacitabine and seliciclib in patients with advanced cancers

In an open label Phase 1, single-arm dose escalation study, sapacitabine and seliciclib were administered sequentially in patients with incurable advanced solid tumors unresponsive to conventional treatment or for which no effective therapy exists. Sapacitabine was dosed twice daily for 7 days (Day 1-7) and seliciclib twice daily for 3 days (Day 8-11). One treatment cycle is three weeks. At least 3 patients were enrolled at each escalating dose level. The first tumor imaging study is conducted after 2 cycles of treatment and every 3 cycles thereafter. The primary objective of the study is to determine the maximum tolerated dose, or MTD, and recommended Phase 2 dosing schedule of sapacitabine and seliciclib administered sequentially. The secondary objective was to evaluate the antitumor activity of sequential treatment and to explore the pharmacodynamic effect of this treatment in skin and peripheral blood mononuclear cells. We reported at the 2012 American Society of Clinical Oncology Annual Meeting that

34 heavily-pretreated patients with advanced solid tumors had been treated with escalating doses. The MTD for sequential administration of sapacitabine and seliciclib was reported as sapacitabine 50 mg twice daily followed by seliciclib 1200 mg twice daily. Pharmacodynamic effects of sapacitabine and seliciclib were observed in skin biopsies showing a 2.3-fold increase in H2AX staining post-sapacitabine and a further 0.58-fold increase post-seliciclib.

Among 19 patients treated at the MTD, 3 partial responses (PR) occurred in patients with breast, ovarian and pancreatic cancer and 1 stable disease in a patient with ovarian cancer. Thirteen out of the 19 patients are BRCA-mutation carriers, in their germ line. . Stable disease was achieved in 6 additional patients treated with the other dosing schedules. The number of treatment cycles administered ranges from 2 to over 15 cycles. The breast cancer patient who achieved PR remains on study with over 15 cycles and both ovarian cancer patients remain on study with over 2 and 12 cycles, respectively.

BRCA1 and BRCA2, or breast cancer susceptibility genes, are tumor suppressor genes that help ensure the stability of DNA, the cell’s genetic material, and help prevent uncontrolled cell growth. Genetic testing for BRCA-status is routinely available. BRCA mutation has been linked to predisposition to breast and ovarian cancer. According to the US National Cancer Institute, during her life time a woman has a 60% chance of developing breast cancer and 15-40% chance of developing ovarian cancer if she inherits a harmful BRCA mutation. These risks are 5 times and over 10 times more likely than for women without the mutation, respectively.

Orphan Designation

European Union

During May 2008, we received designation from the EMA for sapacitabine as an orphan medicine in two separate indications: AML and MDS. The EMA’s Committee for Orphan Medicinal Products, or COMP, adopted a positive opinion on our application to designate sapacitabine as an orphan medicinal product for the indications of AML and MDS. The objective of European orphan medicines legislation is to stimulate research and development of medicinal products for rare diseases by providing incentives to industry. An orphan designation in the European Union confers a range of benefits to sponsor companies including market exclusivity for a period of 10 years, EMA scientific advice on protocol development, direct access to the centralized procedure for review of marketing authorizations, EMA fee reductions and eligibility for grant support from European agencies.

United States

In June 2010, we announced that the FDA granted orphan drug designation to our sapacitabine product candidate for the treatment of both AML and MDS. An orphan designation in the United States confers a range of benefits to sponsor companies, including market exclusivity for a period of seven years from the date of drug approval, the opportunity to apply for grant funding from the United States government to defray costs of clinical trial expenses, tax credits for clinical research expenses and a potential waiver of the FDA’s application user fee. Orphan status is granted by the FDA to promote the development of new drug therapies for the treatment of diseases that affect fewer than 200,000 individuals in the United States.

Seliciclib

Although our current clinical development priorities are focused on sapacitabine only, our second drug candidate, seliciclib, is a novel, first-in-class, orally-available, CDK inhibitor. The compound selectively inhibits a spectrum of enzyme targets - CDK2, CDK5, CDK7 and CDK9 - that are central to the process of cell division and cell cycle control. The target profile of seliciclib is differentiated from the published target profile of other CDK inhibitors. Its selectivity is differentiated by recent publications by independent investigators which showed that seliciclib (i) is more active against NSCLC cells with K-Ras or N-Ras mutations than those with wild type Ras and (ii) overcomes resistance to letrozole (Femara®) in breast cancer cells caused by a particular form of cyclin E in complex with CDK2. Preclinical studies have shown that the drug works by inducing cell apoptosis, or cell suicide, in multiple phases of the cell cycle. To date, seliciclib has been evaluated in approximately 450 patients in several Phase 1 and 2 studies and has shown signs of anti-cancer activity. We have retained worldwide rights to commercialize seliciclib.

Phase 2 clinical trial in patients with NSCLC

Four Phase 2 trials have been conducted in cancer patients to evaluate the tolerability and antitumor activities of seliciclib alone or in combination with standard chemotherapies used in the treatment of advanced NSCLC or breast cancer. Interim data from two Phase 2 open-label studies of a total of 52 patients with NSCLC, suggests that seliciclib treatment neither aggravated the known toxicities of standard first and second-line chemotherapies nor appeared to cause unexpected toxicities, although these trials were not designed to provide statistically significant comparison.

On December 21, 2010, we announced topline results from APPRAISE, our Phase 2b, randomized discontinuation, double-blinded, placebo-controlled, study of oral seliciclib capsules as a third line or later treatment in patients with NSCLC. APPRAISE was led by Chandra P. Belani, M.D. at Milton S. Hershey Medical Center, Penn State University. Topline results, after unblinding the treatment assignment among randomized patients, showed that there was no difference between the seliciclib and placebo arms in terms of progression free survival, or PFS, (48 versus 53 days respectively) but an increase in median overall survival, or OS, was observed favoring the seliciclib arm over the placebo arm (388 versus 218 days respectively). A total of 187 patients from 21 centers in the United States were entered in the study after having progressed on at least two prior therapeutic regimens for their NSCLC. Of these, 53 (28%) were randomized, 27 on seliciclib and 26 on placebo. Forty-five out of 53 randomized patients (85%) received 3 or more prior therapies and 45 out of 53 randomized patients (85%) previously received at least one EGFR inhibitor drug (22 on seliciclib and 23 on placebo). Fourteen patients were crossed-over to the seliciclib arm after their cancer progressed while they were receiving placebo. Study data demonstrated seliciclib to be safe at the administered dose. There was no difference between the seliciclib and placebo arms in terms of PFS of 48 days on the seliciclib arm versus 53 days on the placebo arm. However an increase in median overall survival was observed of 388 days on the seliciclib arm versus 218 days on the placebo arm.

Published pre-clinical work indicated that K-Ras mutational status, cyclin D1 and cyclin E1 protein levels correlated strongly with tumor sensitivity towards seliciclib. In order to explore this possible molecular rationale for the difference in OS, we retrospectively collected and analyzed available biopsy samples from APPRAISE patients who granted informed consent. As only 30 patient samples were available from the 152 APPRAISE patients who gave consent, results of the retrospective analysis were insufficient to allow meaningful correlation. A new prospectively designed study is required to test the hypothesis that these biomarkers can predict therapeutic effect of seliciclib in patients with advanced stage NSCLC.

Phase 2 clinical trials in patients with NPC

In November 2007, we commenced a Phase 2 multicenter, international, blinded randomized study of oral seliciclib as a single agent in patients with nasopharyngeal cancer , or NPC. The primary objective is to evaluate 6-month progression free survival, or PFS, of two dosing schedules of seliciclib in approximately 75 patients with previously treated NPC. Secondary objectives are OS, response rate, response duration, safety and tolerability. The first part of the study is designed to confirm safety and tolerability of 400 mg twice a day for four days per week or 800 mg once a day for four days per week of seliciclib. It is open to approximately 12 to 24 patients with advanced solid tumors as well as patients with NPC. The second part of the study, which is dependent on clinical data from the lead-in phase and available resources to fund the study, is designed to detect major differences between the two dosing schedules of seliciclib and a placebo group in terms of 6-month PFS in approximately 51 patients.

In May 2009, at the ASCO annual meeting, we reported interim data from the lead-in portion of the Phase 2 study which demonstrated that oral seliciclib could be safely administered in two dosing schedules which were well tolerated and met the criteria for proceeding to the randomized stage of the study. Seliciclib treatment resulted in prolonged stable disease in 70% of previously-treated NPC patients, including 3 with stable disease lasting longer than 8 months, suggesting seliciclib inhibits tumor growth in NPC. The data support further clinical development of oral seliciclib in NPC.

CYC065

CYC065 is a highly-selective, orally-available, 2nd generation inhibitor of CDK -2, -5 and -9; enzyme complexes that play pivotal roles in cancer cell growth, metastatic spread and DNA damage repair. CYC065 causes apoptotic cell death of cancer cells at sub-micromolar and antitumor efficacy has been achieved in vivo with once a day oral dosing at well tolerated doses. CYC065 has been shown to target key components of leukemogenic and survival pathways in acute leukemias, including the MCL1 anti-apoptotic protein, and also transcription, driven by the rearranged mixed lineage leukemia gene. Strong preclinical data supports expansion into solid tumor indications which overexpress cyclin E or CDK5 such as trastuzumab resistant breast cancer and metastatic pancreatic cancer. CYC065 is currently in IND-directed preclinical development.

In addition CYC065 was shown to have preclinical efficacy in proliferative kidney disease models (Cyclacel data on file). Cyclacel discovered CYC065 and other novel CDK inhibitors in collaboration with the Cancer Research UK Centre for Cancer Therapeutics at The Institute of Cancer Research.

Plk inhibitors

In our Plk inhibitor program, CYC140, we have discovered potent and selective small molecule inhibitors of Plk1, a kinase active during cell division, targeting the mitotic phase of the cell cycle. At the 2012 Annual Meeting of the AACR we reported on one of these compounds selected for further preclinical development. In a panel of esophageal cancer cell lines, sensitivity to CYC140 correlated with p53 status. Esophageal cell lines lacking functional p53 showed the greatest sensitivity to Compound 4. Short drug exposure times demonstrated differential sensitivity between cancerous esophageal cells versus control, outlining the potential broad therapeutic index for Compound 4 in treating esophageal cancers, and in particular those with non-functional p53. Status of p53 could be used as a predictive biomarker in clinical trials to identify responders. Plk was discovered by Professor David Glover, our Chief Scientist.

Aurora kinase inhibitors

Aurora kinases, or AK, are a family of serine/threonine protein kinases discovered by Professor David Glover, our Chief Scientist, which are only expressed in actively dividing cells and are crucial for the process of cell division, or mitosis. These proteins, which have been found to be over-expressed in many types of cancer, have generated significant scientific and commercial interest as cancer drug targets. VEGFR2 is a receptor protein that plays a key regulatory role in the angiogenesis pathway, or blood vessel formation. VEGFR is targeted by recently approved drugs such as bevacizumab and sorafenib indicated for the treatment of several solid cancers, such as breast, colorectal, kidney, liver and lung. At the Annual Meeting of the AACR 2012 we reported that collaborators testing of the activity of CYC3, our novel Aurora Kinase A specific inhibitor, in pancreatic cancer cell lines. They reported that CYC3 suppresses pancreatic cancer cell growth, inducing mitotic arrest and apoptosis. CYC3 was also shown to act synergistically against pancreatic cancer cell lines in combination with paclitaxel at a 10-fold lower dose resulting in comparable anti-proliferative activity to standard paclitaxel dosing. As myelosuppression is associated with paclitaxel administration, the CYC3/low-dose paclitaxel combination was compared with high-dose paclitaxel in an in vitro granulocyte and macrophage assay in which the CYC3/low-dose paclitaxel combination displayed less myelotoxicity. They reported that the combination merits further investigation and has the potential for improved therapeutic index in vivo. In June 2007, we initiated and completed a multicenter Phase 1 pharmacologic clinical trial of CYC116, an orally-available inhibitor of Aurora kinase A and B and VEGFR2, in patients with advanced solid tumors. Further work on this program will be undertaken if we have a sufficient level of resources available to direct to the program. We have retained worldwide rights to commercialize CYC116 and our other Aurora kinase inhibitors.

Non-oncology Programs

Cell Cycle Inhibitors in Autoimmune & Inflammatory Diseases

Preclinical results from several independent investigators suggest that cell cycle inhibitors such as seliciclib and its backup molecules arrest the progress of the cell cycle and may have therapeutic benefit in the treatment of patients with autoimmune and inflammatory diseases as well as in diseases characterized by uncontrolled cell proliferation. Published data indicate potential benefit in graft-versus-host disease, idiopathic pulmonary fibrosis, glomerulonephritis, lupus nephritis, polycystic kidney disease and rheumatoid arthritis.

Corporate Information

Our corporate headquarters are located at 200 Connell Drive, Suite 1500, Berkeley Heights, New Jersey, 07922, and our telephone number is (908) 517-7330. This is also where our marketing, medical and regulatory functions are located. Our research facility is located in Dundee, Scotland, which is also the center of our translational work and development programs.

Offerings Under This Prospectus

Under this prospectus, we may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants, rights or purchase contracts to purchase any of such securities, either individually or in units, with a total value of up to $75,000,000, from time to time at prices and on terms to be determined by market conditions at the time of the offering.  This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•                  designation or classification;

•                  aggregate principal amount or aggregate offering price;

•                  maturity, if applicable;

•                  rates and times of payment of interest or dividends, if any;

•                  redemption, conversion or sinking fund terms, if any;

•                  voting or other rights, if any; and

•                  conversion or exercise prices, if any.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. However, no prospectus supplement will offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we offer securities through agents or underwriters, we will include in the applicable prospectus supplement:

•                  the names of those agents or underwriters;

•                  applicable fees, discounts and commissions to be paid to them;

•                  details regarding over-allotment options, if any; and

•                  the net proceeds to us.

This prospectus may not be used to consummate a sale of any securities unless it is accompanied by a prospectus supplement.

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in Cyclacel. Prior to making a decision about investing in our securities, you should carefully consider the specific factors set forth below as well as the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K, which are on file with the SEC and are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.  The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

RATIO OF EARNINGS TO FIXED CHARGES

Any time debt securities are offered pursuant to this prospectus, we will provide a table setting forth our ratio of earnings to fixed charges on a historical basis in the applicable prospectus supplement, if required.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the SEC which is known as “incorporation by reference.”

Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking statements might include one or more of the following:

•                  anticipated results of financing activities;

•                  anticipated agreements with marketing partners;

•                  anticipated clinical trial timelines or results;

•                  anticipated research and product development results;

•                  projected regulatory timelines;

•                  descriptions of plans or objectives of management for future operations, products or services;

•                  forecasts of future economic performance; and

•                  descriptions or assumptions underlying or relating to any of the above items.

Please also see the discussion of risks and uncertainties under the heading “Risk Factors” beginning on page 13.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to Cyclacel or to any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

We cannot assure you that we will receive any proceeds in connection with securities offered pursuant to this prospectus. Unless we indicate otherwise in the applicable prospectus supplement, we currently intend to use the net proceeds from this offering for general corporate purposes, including general working capital.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds, if any, we receive in connection with securities offered pursuant to this prospectus for any purpose. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.

We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

PLAN OF DISTRIBUTION

We may offer securities under this prospectus from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities (1) through underwriters or dealers, (2) through agents or (3) directly to one or more purchasers, or through a combination of such methods. We may distribute the securities from time to time in one or more transactions at:

•                  a fixed price or prices, which may be changed from time to time;

•                  market prices prevailing at the time of sale;

•                  prices related to the prevailing market prices; or

•                  negotiated prices.

We may directly solicit offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any underwriter or agent involved in the offer or sale of the securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale, and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of the securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement information regarding any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•                  the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•                  if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Shares of our common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on The NASDAQ Global Market. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on The NASDAQ Global Market or any securities market or other securities exchange of the securities covered by the prospectus supplement. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

In order to facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing the applicable security in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include information in the prospectus supplement, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•                  common stock;

•                  preferred stock;

•                  warrants to purchase common stock;

•                  debt securities;

•                  rights;

•                  purchase contracts; and/or

•                  units.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 100,000,000 shares of common stock, $0.001 par value per share. As of April 1, 2013, 10,831,779 shares of common stock were issued and outstanding. The following descriptions of our common stock and provisions of our amended and restated certificate of incorporation and amended and restated by-laws are only summaries, and we encourage you to review complete copies of these documents, which have been filed as exhibits to our periodic reports with the SEC.

Transfer Agent

Our transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock is listed for quotation on The NASDAQ Global Market under the symbol “CYCC.”

Dividends, Voting Rights and Liquidation

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Delaware Law and Certain Charter and By-law Provisions

The provisions of (1) Delaware law, (2) our amended and restated certificate of incorporation, and (3) our amended and restated bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Delaware Statutory Business Combinations Provision. We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies.

For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Classified Board of Directors; Removal of Directors for Cause. Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is divided into three classes, each serving staggered three-year terms ending at the annual meeting of our stockholders. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The board of directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause and only by the affirmative vote of 80% of our outstanding voting stock. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Our amended and restated bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 45 days nor more than 75 days prior to the anniversary of the mailing date of the proxy statement for the previous year’s annual meeting. For a special meeting, the notice must generally be delivered by the later of 90 days prior to the special meeting or ten days following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the amended and restated bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting.

Special Meetings of Stockholders. Special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of directors.

No Stockholder Action by Written Consent. Our amended and restated certificate of incorporation and amended and restated bylaws do not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

Super-Majority Stockholder Vote Required for Certain Actions. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 80% of our outstanding voting stock to amend or repeal any of the provisions discussed in this section of this prospectus entitled “Anti-Takeover Provisions” or to reduce the number of authorized shares of common stock or preferred stock. This 80% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. In addition, an 80% vote is also required for any amendment to, or repeal of, our amended and restated bylaws by the stockholders. Our amended and restated bylaws may be amended or repealed by a simple majority vote of the board of directors.

Outstanding Common Stock Purchase Agreement with Aspire Capital Fund

General

On December 14, 2012, we entered into a common stock purchase agreement (“the Purchase Agreement”) with Aspire Capital Fund, LLC (“Aspire Capital”).  Upon execution of the Purchase Agreement, Aspire purchased 158,982 shares of common stock for an aggregate purchase price of $1.0 million based the closing price of our common stock December 13, 2012, the date upon which the business terms were agreed. Under the terms of the Purchase Agreement, Aspire has committed to purchase up to an additional 1,455,787 shares from time to time as directed by us over the next two years at prices derived from the market prices on or near the date of each sale. However, such commitment is limited to an additional $19.0 million of share purchases. In consideration for entering into the Purchase Agreement, concurrent with the execution of the Purchase Agreement, we issued to 74,548 shares of our common stock to Aspire in lieu of a commitment fee. As of April 1, 2013, we issued approximately 650,000 shares of common stock, or an aggregate of $3.4 million to Aspire Capital under the Purchase Agreement.

Purchase of Shares under the Purchase Agreement

Under the Purchase Agreement, on any trading day selected by us on which the closing price of our common stock is not less than $1.00 per share, we may direct Aspire Capital to purchase up to 100,000 shares of our common stock per trading day so long as no sale pursuant to such Purchase Notice may exceed $500,000 per trading day. The Purchase Price of such shares is equal to the lesser of:

•                  the lowest sale price of our common stock on the purchase date; or

•                  the arithmetic average of the three lowest closing sale prices for our common stock during the twelve consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which we submit a Purchase Notice to Aspire Capital in an amount equal to 100,000 shares we also have the right to direct Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the Company’s common stock traded on The NASDAQ Capital Market on the next trading day, subject to the VWAP Purchase Share Volume Maximum and the VWAP Minimum Price Threshold, which is equal to the greater of (a) 90% of the closing price on the NASDAQ Global Market on the business day immediately preceding the VWAP Purchase Date or (b) such higher price as set forth by the Company in the VWAP Purchase Notice. The VWAP Purchase Price of such shares is the lower of:

(a)         The closing sale price on the VWAP Purchase Date; or

(b)         96% of the volume-weighted average price for our common stock traded on the NASDAQ Global Market during normal trading hours:

•                  on the VWAP Purchase Date, if the aggregate shares traded on the NASDAQ Global Market have not exceeded the VWAP Purchase Share Volume Maximum; or

•                  the portion of the VWAP Purchase Date until such time as the sooner to occur of (i) the time at which the aggregate shares traded on the NASDAQ Global Market has exceeded the VWAP Purchase Share Volume Maximum or (ii) the time at which the sale price of the common stock falls below the VWAP Minimum Price Threshold.

The Purchase Price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the period(s) used to compute the Purchase Price. We may deliver multiple Purchase Notices and VWAP Purchase Notices to Aspire Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.

Minimum Share Price

Under the Purchase Agreement, the Company and Aspire Capital may not effect any sales of shares of our common stock on any trading day that the closing sale price of our common stock is less than $1.00 per share.

Compliance with The NASDAQ Global Market Price

The Purchase Agreement provides that the number of shares that may be sold pursuant to the Purchase Agreement shall be limited to 1,689,317, or the Exchange Cap, which represents 19.99% of our outstanding shares as of December 14, 2012, unless shareholder approval or an exception pursuant to the rules of the NASDAQ Global Market is obtained to issue more than 19.99%, to be in compliance with the applicable listing maintenance rules of the NASDAQ Global Market. This limitation shall not apply if, at any time the Exchange Cap is reached and at all times thereafter, the average price paid for all shares issued and sold under the Purchase Agreement is equal to or greater than $6.29, the closing sale price of our common stock on December 14, 2012. We are not required or permitted to issue any shares of common stock under the Purchase Agreement if such issuance would breach our obligations under the rules or regulations of the NASDAQ Global Market. We currently do not intend to seek stockholder approval of the transactions contemplated by the Purchase Agreement.

Beneficial Ownership Limitation

Under the Purchase Agreement, the Company and Aspire Capital may not effect any sales of shares of our common stock if such shares proposed to be issued and sold, when aggregated with all other shares of our common stock beneficially owned by Aspire Capital and its affiliates, would result in the beneficial ownership by Aspire Capital and its affiliates of more than 19.99% of our then issued and outstanding shares of common stock.

Events of Default

Generally, Aspire Capital may terminate the Purchase Agreement upon the occurrence of any of the following events of default:

•                  the effectiveness of any registration statement that is required to be maintained effective pursuant to the terms of the Registration Rights Agreement between us and Aspire Capital lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Aspire Capital for sale of our shares of common stock, and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of thirty business days in any 365-day period, which is not in connection with a post-effective amendment to any such registration statement; provided, however, that in connection with any post-effective amendment to such registration statement that is required to be declared effective by the SEC, such lapse or unavailability may continue for a period of no more than twenty consecutive business days, which such period shall be extended for an additional twenty business days if we receive a comment letter from the SEC in connection therewith;

•                  the suspension from trading or failure of our common stock to be listed on a Principal Market (as defined in the Purchase Agreement) for a period of three (3) consecutive business days;

•                  the delisting of our common stock from the NASDAQ Capital Market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NYSE Amex Equities or the OTCOB or OTCOX market places of the OTC markets;

•                  our transfer agent’s failure to issue to Aspire Capital shares of our common stock which Aspire Capital is entitled to receive under the Purchase Agreement within five business days after an applicable purchase date;

•                  any breach by us of the representations, warranties, covenants or other term or condition contained in the Purchase Agreement or any related agreements that would reasonably be expected to have a material adverse effect except, in the case of a breach of a covenant which is reasonably curable, only if such breach continues for a period of at least five business days;

•                  if at any time the issuance of shares of common stock upon the submission of a Purchase Notice or VWAP Purchase Notice under this Agreement would result in the issuance of an aggregate of number of shares of common stock that would exceed the number of shares of common stock that we may issue under this agreement without breaching our obligations under the rules or regulations of the NASDAQ Global Market;

•                  if we become insolvent or are generally unable to pay our debts as they become due; or

•                  any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

Our Termination Rights

The Purchase Agreement may be terminated by us at any time, at our discretion, without any cost to us.

No Short-Selling or Hedging by Aspire Capital

Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging, which establishes a net short position with respect to our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

The Purchase Agreement does not limit the ability of Aspire Capital to sell any or all of the 1,689,317 shares registered in this offering. It is anticipated that shares registered in this offering will be sold over a period of up to approximately 24 months from the date of this prospectus. The sale by Aspire Capital of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline or to be highly volatile. Sales to Aspire Capital by us pursuant to the Purchase Agreement also may result in dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of sales of our shares to Aspire Capital, and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

Amount of Potential Proceeds to be Received under the Purchase Agreement

In connection with entering into the Purchase Agreement, we authorized the sale to Aspire Capital of up to $20.0 million of shares of our common stock. However, we estimate that we will sell no more than 1,698,317 shares to Aspire Capital under the Purchase Agreement (exclusive of the Commitment Shares). Subject to any required approval by our board of directors, we have the right but not the obligation to issue more than the 1,698,317 shares to Aspire Capital under the Purchase Agreement. In the event we elect to issue more than 1,689,317 shares under the Purchase Agreement, we will be required to file a new registration statement and have it declared effective by the SEC. The number of shares ultimately offered for sale by Aspire Capital is dependent upon the number of shares purchased by Aspire Capital under the Purchase Agreement.

DESCRIPTION OF PREFERRED STOCK

We have the authority to issue up to 5,000,000 shares of preferred stock. As of April 1, 2013, 420,862 shares of our preferred stock were outstanding (see “6% Convertible Exchangeable Preferred Stock” below). The description of preferred stock provisions set forth below is not complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and the certificate of designations relating to each series of preferred stock.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

•                  the title and stated value;

•                  the number of shares offered, the liquidation preference, if any, per share and the purchase price;

•                  the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

•                  whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•                  the procedures for any auction and remarketing, if any;

•                  the provisions for a sinking fund, if any;

•                  the provisions for redemption, if applicable;

•                  any listing of the preferred stock on any securities exchange or market;

•                  whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

•                  whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

•                  voting rights, if any, of the preferred stock;

•                  a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

•                  the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Cyclacel; and

•                  any material limitations on issuance of any class or series of preferred stock ranking pari passu with or senior to the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of Cyclacel.

We have previously issued 2,990,000 shares of preferred stock in one series, designated as 6% Convertible Exchangeable Preferred Stock, of which 420,862 are currently outstanding.

Transfer Agent

Our transfer agent and registrar for our 6% Convertible Exchangeable Preferred Stock is American Stock Transfer & Trust Company, LLC.

Listing

Our 6% Convertible Exchangeable Preferred Stock is listed for quotation on The NASDAQ Global Market under the symbol “CYCCP.”

6% Convertible Exchangeable Preferred Stock

General

Our board of directors has designated 2,990,000 shares of the preferred stock that were issued as convertible preferred stock on November 3, 2004. The shares of convertible preferred stock are duly and validly issued, fully paid and non-assessable. These shares will not have any preemptive rights if we issue other series of preferred stock. The convertible preferred stock is not subject to any sinking fund. We have no obligation to retire the convertible preferred stock. The convertible preferred stock has a perpetual maturity and may remain outstanding indefinitely, subject to the holder’s right to convert the convertible preferred stock and our right to cause the conversion of the convertible preferred stock and exchange or redeem the convertible preferred stock at our option. Any convertible preferred stock converted, exchanged or redeemed or acquired by us will, upon cancellation, have the status of authorized but unissued shares of convertible preferred stock. We will be able to reissue these cancelled shares of convertible preferred stock.

Dividends

When and if declared by our board of directors out of the legally available funds, holders of the convertible preferred stock are entitled to receive cash dividends at an annual rate of 6% of the liquidation preference of the convertible preferred stock. Dividends are payable quarterly on the first day of February, May, August and November. If any dividends are not declared, they will accrue and be paid at such later date, if any, as determined by our board of directors. Dividends on the convertible preferred stock will be cumulative from the issue date. Dividends will be payable to holders of record as they appear on our stock books not more than 60 days nor less than 10 days preceding the payment dates, as fixed by our board of directors. If the convertible preferred stock is called for redemption on a redemption date between the dividend record date and the dividend payment date and the holder does not convert the convertible preferred stock (as described below), the holder shall receive the dividend payment together with all other accrued and unpaid dividends on the redemption date instead of receiving the dividend on the dividend date. Dividends payable on the convertible preferred stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

If we do not pay or set aside cumulative dividends in full on the convertible preferred stock and any other preferred stock ranking on the same basis as to dividends, all dividends declared upon shares of the convertible preferred stock and any other preferred stock ranking on the same basis as to dividends will be declared on a pro rata basis until all accrued dividends are paid in full. For these purposes, “pro rata” means that the amount of dividends declared per share on the convertible preferred stock and any other preferred stock ranking on the same basis as to dividends bear to each other will be the same ratio that accrued and unpaid dividends per share on the shares of the convertible preferred stock and such other preferred stock bear to each other. We will not be able to redeem, purchase or otherwise acquire any of our stock ranking on the same basis as the convertible preferred stock as to dividends or liquidation preferences unless we have paid or set aside full cumulative dividends, if any, accrued on all outstanding shares of convertible preferred stock.

Unless we have paid or set aside cumulative dividends in full on the convertible preferred stock and any other of the convertible preferred stock ranking on the same basis as to dividends:

•                        we may not declare or pay or set aside dividends on common stock or any other stock ranking junior to the convertible preferred stock as to dividends or liquidation preferences, excluding dividends or distributions of shares, options, warrants or rights to purchase common stock or other stock ranking junior to the convertible preferred stock as to dividends; or

•                        we will not be able to redeem, purchase or otherwise acquire any of our other stock ranking junior to the convertible preferred stock as to dividends or liquidation preferences, except in very limited circumstances.

Under Delaware law, we may only make dividends or distributions to our stockholders from:

•                        our surplus; or

•                        the net profits for the current fiscal year or the fiscal year before which the dividend or distribution is declared under certain circumstances.

As previously disclosed, our Board of Directors did not declare the quarterly cash dividend with respect to each of the four quarters of fiscal year 2009, the first, second and third quarters of fiscal year 2010, the second, third and fourth quarters of fiscal year 2011 and the first, second and third quarters of fiscal year 2012.  On January 11, 2013, our Board of Directors did declare a quarterly cash dividend in the amount of $0.15 per share on the Preferred Stock with respect to the fourth quarter of fiscal year 2012.  The cash dividend was paid on February 1, 2013 to the holders of record of the Preferred Stock as of the close business on January 22, 2013. To the extent that any dividends payable on the Preferred Stock are not paid, such unpaid dividends are accrued. As the Company failed to pay in an aggregate amount equal to at least six quarterly dividends (whether or not consecutive) on the Preferred Stock, the size of the Company’s Board was increased by two members and the holders of the Preferred Stock, voting separately as a class, voted on May 24, 2011 and elected two directors to fill the vacancies created thereby, which directorships shall terminate when the Company pays all accrued but unpaid dividends.  As of April 1, 2013, approximately $800,000 of dividends remain unpaid.

Conversion

Conversion Rights

Holders of our convertible preferred stock may convert the convertible preferred stock at any time into a number of shares of common stock determined by dividing the $10 liquidation preference by the conversion price of $164.50, being the original conversion price of $2.35 as adjusted following two reverse stock splits, subject to adjustment as described below. This conversion price is equivalent to a conversion rate of approximately 0.06079 shares of common stock for each share of convertible preferred stock. We will not make any adjustment to the conversion price for accrued or unpaid dividends upon conversion. We will not issue fractional shares of common stock upon conversion. However, we will instead pay cash for each fractional share based upon the market price of the common stock on the last business day prior to the conversion date. If we call the convertible preferred stock for redemption, the holder’s right to convert the convertible preferred stock will expire at the close of business on the business day immediately preceding the date fixed for redemption, unless we fail to pay the redemption price.

Automatic Conversion

Unless we redeem or exchange the convertible preferred stock, we may elect to convert some or all of the convertible preferred stock into shares of our common stock if the closing price of our common stock has exceeded 150% of the conversion price for at least 20 out of 30 consecutive trading days ending within five trading days prior to the notice of automatic conversion. If we elect to convert less than all of the shares of convertible preferred stock, we shall select the shares to be converted by lot or pro rata or in some other equitable manner in our discretion. On or after November 3, 2007, we may not elect to automatically convert the convertible preferred stock if full cumulative dividends on the convertible preferred stock for all past dividend periods have not been paid or set aside for payment.

Conversion Price Adjustment — General

The conversion price of $164.50 will be adjusted if:

(1)                     we divide or distribute common stock on shares of our common stock;

(2)                     we subdivide or combine our common stock;

(3)                     we issue to all holders of common stock certain rights or warrants to purchase our common stock at less than the current market price;

(4)                     we divide or distribute to all holders of our common stock shares of our capital stock or evidences of indebtedness or assets, excluding:

•                                          those rights, warrants, dividends or distributions referred to in (1) or (3), or

•                                          dividends and distributions paid in cash;

(5)                     we made a dividend or distribution consisting of cash to all holders of common stock;

(6)                     we purchase common stock pursuant to a tender offer made by us or any of our subsidiaries; and

(7)                     a person other than us or any of our subsidiaries makes any payment on a tender offer or exchange offer and, as of the closing of the offer, the board of directors is not recommending rejection of the offer. We will only make this adjustment if the tender or exchange offer increases a person’s ownership to more than 25% of our outstanding common stock, and only if the payment per share of common stock exceeds the current market price of our common stock. We will not make this adjustment if the offering documents disclose our plan to engage in any consolidation, merger, or transfer of all or substantially all of our properties and if specified conditions are met.

If we implement a stockholder rights plan, this new rights plan must provide that, upon conversion of the existing convertible preferred stock the holders will receive, in addition to the common stock issuable upon such conversion, the rights under such rights plan regardless of whether the rights have separated from the common stock before the time of conversion. The distribution of rights or warrants pursuant to a stockholder rights plan will not result in an adjustment to the conversion price of the convertible preferred stock until a specified triggering event occurs.

The occurrence and magnitude of certain of the adjustments described above is dependent upon the current market price of our common stock. For these purposes, “current market price” generally means the lesser of:

•                        the closing sale price on certain specified dates, or

•                        the average of the closing prices of the common stock for the ten trading day period immediately prior to certain specified dates.

We may make a temporary reduction in the conversion price of the convertible preferred stock if our board of directors determines that this decrease would be in our best interest. We may, at our option, reduce the conversion price if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock or rights to acquire stock or from any event treated as such for income tax purposes.

Conversion Price Adjustment — Merger, Consolidation or Sale of Assets

If we are involved in a transaction in which shares of our common stock are converted into the right to receive other securities, cash or other property, or a sale or transfer of all or substantially all of our assets under which the holders of our common stock shall be entitled to receive other securities, cash or other property, then appropriate provision shall be made so that the shares of convertible preferred stock will convert into:

(1)                     if the transaction is a common stock fundamental change, as defined below, common stock of the kind received by holders of common stock as a result of common stock fundamental change in accordance with paragraph (1) below under the subsection entitled “— Fundamental Change Conversion Price Adjustments,” and

(2)                     if the transaction is not a common stock fundamental change, and subject to funds being legally available at conversion, the kind and amount of the securities, cash or other property that would have been receivable upon the recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of common stock issuable upon conversion of the convertible preferred stock immediately prior to the recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange, after giving effect to any adjustment in the conversion price in accordance with paragraph (2) below under the subsection entitled “— Fundamental Change Conversion Price Adjustments.”

The company formed by the consolidation, merger, asset acquisition or share acquisition shall provide for this right in its organizational document. This organizational document shall also provide for adjustments so that the organizational document shall be as nearly practicably equivalent to adjustments in this section for events occurring after the effective date of the organizational document.

The following types of transactions, among others, would be covered by this adjustment:

(1)                     we recapitalize or reclassify our common stock, except for

•                  a change in par value,

•                  a change from par value to no par value,

•                  a change from no par value to par value, or

•                  a subdivision or combination of our common stock.

(2)                     we consolidate or merge into any other person, or any merger of another person into us, except for a merger that does not result in a reclassification, conversion, exchange or cancellation of common stock,

(3)                     we sell, transfer or lease all or substantially all of our assets and holders of our common stock become entitled to receive other securities, cash or other property, or

(4)                     undertake any compulsory share exchange.

Fundamental Change Conversion Price Adjustments

If a fundamental change occurs, the conversion price will be adjusted as follows:

(1)                     in the case of a common stock fundamental change, the conversion price shall be the conversion price after giving effect to any other prior adjustments effected pursuant to the preceding paragraphs, multiplied by a fraction, the numerator of which is the purchaser stock price, as defined below, and the denominator of which is the applicable price, as defined below. However, in the event of a common stock fundamental change in which:

•                                    100% of the value of the consideration received by a holder of our common stock is common stock of the successor, acquirer or other third party, and cash, if any, paid with respect to any fractional interests in such common stock resulting from such common stock fundamental change, and

•                                    All of our common stock shall have been exchanged for, converted into or acquired for, common stock of the successor, acquirer or other third party, and any cash with respect to fractional interests,

•                                    the conversion price shall be the conversion price in effect immediately prior to such common stock fundamental change multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of shares of common stock of the successor, acquirer or other third party received by a holder of one share of our common stock as a result of the common stock fundamental change; and

(2)                     in the case of a non-stock fundamental change, the conversion price shall be the lower of:

•                                    the conversion price after giving effect to any other prior adjustments effected pursuant to the preceding paragraph and

•                                    the product of

A.                                    the applicable price, and

B.                                    a fraction, the numerator of which is $10 and the denominator of which is (x) the amount of the redemption price for one share of convertible preferred stock if the redemption date were the date of the non-stock fundamental change (or if the date of such non-stock fundamental change falls within the period beginning on the first issue date of the convertible preferred stock through October 31, 2005, the twelve-month period commencing November 1, 2005 and the twelve-month period commencing November 1, 2006, the product of 106.0%, 105.4% or 104.8%, respectively, and $10) plus (y) any then-accrued and unpaid distributions on one share of convertible preferred stock.

Holders of convertible preferred stock may receive significantly different consideration upon conversion depending upon whether a fundamental change is a non-stock fundamental change or a common stock fundamental change. In the event of a non-stock fundamental change, the shares of convertible preferred stock will convert into stock and other securities or property or assets, including cash, determined by the number of shares of common stock receivable upon conversion at the conversion price as adjusted in accordance with (2) above. In the event of a common stock fundamental change, under certain circumstances, the holder of convertible preferred stock will receive different consideration depending on whether the holder converts his or her shares of convertible preferred stock on or after the common stock fundamental change.

Definitions for the Fundamental Change Adjustment Provision

“applicable price “ means:

•                        in a non-stock fundamental change in which the holders of common stock receive only cash, the amount of cash received by a holder of one share of common stock, and

•                        in in the event of any other fundamental change, the average of the daily closing price for one share of common stock during the 10 trading days immediately prior to the record date for the determination of the holders of common stock entitled to receive cash, securities, property or other assets in connection with the fundamental change or, if there is no such record date, prior to the date upon which the holders of common stock shall have the right to receive such cash, securities, property or other assets.

“common stock fundamental change “ means any fundamental change in which more than 50% of the value, as determined in good faith by our board of directors, of the consideration received by holders of our common stock consists of common stock that, for the 10 trading days immediately prior to such fundamental change, has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on The NASDAQ National Market, except that a fundamental change shall not be a common stock fundamental change unless either:

•                        we continue to exist after the occurrence of the fundamental change and the outstanding convertible preferred stock continues to exist as outstanding convertible preferred stock, or

•                        not later than the occurrence of the fundamental change, the outstanding convertible preferred stock is converted into or exchanged for shares of preferred stock, which preferred stock has rights, preferences and limitations substantially similar, but no less favorable, to those of the convertible preferred stock.

“fundamental change” means the occurrence of any transaction or event or series of transactions or events pursuant to which all or substantially all of our common stock shall be exchanged for, converted into, acquired for or shall constitute solely the right to receive cash, securities, property or other assets, whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise. However, for purposes of adjustment of the conversion price, in the case of any series of transactions or events, the fundamental change shall be deemed to have occurred when substantially all of the common stock shall have been exchanged for, converted into or acquired for, or shall constitute solely the right to receive, such cash, securities, property or other assets, but the adjustment shall be based upon the consideration that the holders of our common stock received in the transaction or event as a result of which more than 50% of our common stock shall have been exchanged for, converted into or acquired for, or shall constitute solely the right to receive, such cash, securities, property or other assets.

“non-stock fundamental change” means any fundamental change other than a common stock fundamental change.

“purchaser stock price” means the average of the daily closing price for one share of the common stock received by holders of the common stock in the common stock fundamental change during the 10 trading days immediately prior to the date fixed for the determination of the holders of the common stock entitled to receive such common stock or, if there is no such date, prior to the date upon which the holders of the common stock shall have the right to receive such common stock.

Liquidation Rights

In the event of our voluntary or involuntary dissolution, liquidation, or winding up, the holders of the convertible preferred stock shall receive a liquidation preference of $10 per share and all accrued and unpaid dividends through the distribution date. Holders of any class or series of preferred stock ranking on the same basis as your convertible preferred stock as to liquidation shall also be entitled to receive the full respective liquidation preferences and any accrued and unpaid dividends through the distribution date. Only after the preferred stock holders have received their liquidation preference and any accrued and unpaid dividends will we distribute assets to common stock holders or any of our other stock ranking junior to the shares of convertible preferred stock upon liquidation. If upon such dissolution, liquidation or winding up, we do not have enough assets to pay in full the amounts due on the convertible preferred stock and any other preferred stock ranking on the same basis with the convertible preferred stock as to liquidation, the holders of the convertible preferred stock and such other preferred stock will share ratably in any such distributions of our assets:

•                        first in proportion to the liquidation preferences until the preferences are paid in full, and

•                        then in proportion to the amounts of accrued but unpaid dividends.

After we pay any liquidation preference and accrued dividends, holders of the convertible preferred stock will not be entitled to participate any further in the distribution of our assets. The following events will not be deemed to be a dissolution, liquidation or winding up of Cyclacel:

•                  the sale of all or substantially all of the assets;

•                  our merger or consolidation into or with any other corporation; or

•                        our liquidation, dissolution, winding up or reorganization immediately followed by a reincorporation as another corporation.

Optional Redemption

We may redeem the convertible preferred stock, out of legally available funds, in whole or in part, at our option, at the redemption prices listed below. The redemption price for the 12-month period beginning:  November 1, 2012 is $10.12; November 1, 2013 is $10.06; and $10.00 at November 1, 2014 and thereafter. In each case we will pay accrued and unpaid dividends to, but excluding, the redemption date. We are required to give notice of redemption not more than 60 and not less than 20 days before the redemption date.

If we redeem less than all of the shares of convertible preferred stock, we shall select the shares to be redeemed by lot or pro rata or in some other equitable manner in our sole discretion.

Exchange Provisions

We may exchange the convertible preferred stock in whole, but not in part, for debentures on any dividend payment date on or after November 1, 2005 at the rate of $10 principal amount of debentures for each outstanding share of convertible preferred stock. Debentures will be issuable in denominations of $1,000 and integral multiples of $1,000, as discussed in the section entitled “Description of Debentures”

below. If the exchange results in an amount of debentures that is not an integral multiple of $1,000, we will pay in cash an amount in excess of the closest integral multiple of $1,000. We will mail written notice of our intention to exchange the convertible preferred stock to each record holder not less than 30 nor more than 60 days prior to the exchange date.

We refer to the date fixed for exchange of the convertible preferred stock for debentures as the “exchange date.” On the exchange date, the holder’s rights as a stockholder of Cyclacel shall cease, the shares of convertible preferred stock will no longer be outstanding, and will only represent the right to receive the debentures and any accrued and unpaid dividends, without interest. We may not exercise our option to exchange the convertible preferred stock for the debentures if:

•                        full cumulative dividends on the convertible preferred stock to the exchange date have not been paid or set aside for payment, or

•                        an event of default under the indenture would occur on conversion, or has occurred and is continuing.

Voting Rights

Holders of our convertible preferred stock have no voting rights except as described below or as required by law. Shares of our convertible preferred stock held by us or any entity controlled by us will not have any voting rights.

If we have not paid dividends on the convertible preferred stock or on any outstanding shares of preferred stock ranking on the same basis as to dividends with the convertible preferred stock in an aggregate amount equal to at least six quarterly dividends whether or not consecutive, we will increase the size of our board of directors by two additional directors. So long as dividends remain due and unpaid, holders of the convertible preferred stock, voting separately as a class with holders of preferred stock ranking on the same basis as to dividends having like voting rights, will be entitled to elect two additional directors at any meeting of stockholders at which directors are to be elected. These directors will be appointed to classes on the board as determined by our board of directors. These voting rights will terminate when we have declared and either paid or set aside for payment all accrued and unpaid dividends. The terms of office of all directors so elected will terminate immediately upon the termination of these voting rights.

We have not declared dividends with respect to at least six quarters and, therefore, the holders of the preferred stock, voting separately as a class, are entitled to elect, and have elected, two directors.

Without the vote or consent of the holders of at least a majority of the shares of convertible preferred stock, we may not:

•                        adversely change the rights, preferences and limitations of the convertible preferred stock by modifying our certificate of incorporation or bylaws, or

•                        authorize, issue, reclassify any of our authorized stock into, increase the authorized amount of, or authorize or issue any convertible obligation or security or right to purchase, any class of stock that ranks senior to the convertible preferred stock as to dividends or distributions of assets upon liquidation, dissolution or winding up of the stock.

No class vote on the part of convertible preferred stock shall be required (except as otherwise required by law or resolution of our board of directors) in connection with the authorization, issuance or increase in the authorized amount of any shares of capital stock ranking junior to or on parity with the convertible preferred stock both as to the payment of dividends and as to distribution of assets upon our liquidation, dissolution or winding up, whether voluntary or involuntary, including our common stock and the convertible preferred stock.

In addition, without the vote or consent of the holders of at least a majority of the shares of convertible preferred stock we may not:

•                        enter into a share exchange that affects the convertible preferred stock,

•                        consolidate with or merge into another entity, or

•                        permit another entity to consolidate with or merge into us.

unless the convertible preferred stock remains outstanding and its rights, privileges and preferences are unaffected or it is converted into or exchanged for convertible preferred stock of the surviving entity having rights, preferences and limitations substantially similar, but no less favorable, to the convertible preferred stock.

In determining a majority under these voting provisions, holders of convertible preferred stock will vote together with holders of any other preferred stock that rank on parity as to dividends and that have like voting rights.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase shares of our common stock, preferred stock and/or debt securities in one or more series together with other securities or separately, as described in the applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement relating to the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•                  the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•                  the currency or currency units in which the offering price, if any, and the exercise price are payable;

•                  the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•                  if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;

•                  if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that series of our preferred stock;

•                  if applicable, the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;

•                  the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•                  whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•                  any applicable material U.S. federal income tax consequences;

•                  the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•                  the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•                  if applicable, the date from and after which the warrants and the common stock, preferred stock and/or debt securities will be separately transferable;

•                  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•                  information with respect to book-entry procedures, if any;

•                  the anti-dilution provisions of the warrants, if any;

•                  any redemption or call provisions;

•                  whether the warrants may be sold separately or with other securities as parts of units; and

•                  any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants. We will describe the particular terms of any warrants that we may offer under this prospectus in more detail in the applicable prospectus supplement and the related warrant agreements and warrant certificates.

Outstanding Warrants

The following is a brief summary of the terms of our outstanding warrants.

•                        The April 2006 Warrants — On April 26, 2006, as part of a private placement, the Company sold warrants to purchase up to 367,347 shares of common stock at an exercise price of $49.00 per share of common stock, such warrants expiring at 5:00 p.m., Eastern Time, on April 26, 2013. As of April 1, 2013, there were 367,347 shares available for purchase under the April 2006 Warrants.

•                        The February 2007 Warrants — On February 16, 2007, as part of a “registered direct” offering of our units, we sold warrants to purchase up to an aggregate of 151,773 shares of common stock at an exercise price of $59.08 per share of common stock, such warrants expiring at 5:00 p.m., Eastern Time, on February 16, 2014. As of April 1, 2013, there were 151,773 shares available for purchase under the February 2007 Warrants.

•                        The July 2009 Warrants — On July 29, 2009, as part of a “registered direct” offering of our units, we sold warrants to purchase up to an aggregate of 98,893 shares of common stock at an exercise price of $7.00 per share of common stock, such warrants expiring at 5:00 p.m., Eastern Time, on July 29, 2014. As of April 1, 2013, warrants to purchase up to 98,893 shares of common stock remain outstanding. Unless otherwise specified in the applicable warrant, except upon at least 61 days’ prior notice from the holder to us, the holder will not have the right to exercise any portion of the warrant if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

•                        The January 13, 2010 Warrants — On January 13, 2010, as part of a “registered direct” offering of our units, we sold warrants to purchase up to an aggregate of 101,785 shares of common stock at an exercise price of $22.82 per share of common stock, such warrants expiring at 5:00 p.m., Eastern Time, on January 13, 2015. Unless otherwise specified in the applicable warrant, except upon at least 61 days’ prior notice from the holder to us, the holder will not have the right to exercise any portion of the warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. As of April 1, 2013, there were 101,785 shares available for purchase under the January 13, 2010 Warrants.

•                        The January 25, 2010 Warrants — On January 25, 2010, as part of a “registered direct” offering of our units, we sold warrants to purchase up to an aggregate of 100,714 shares of common stock at an exercise price of $19.95 per share of common stock, such warrants expiring at 5:00 p.m. Eastern Time, on January 25, 2015. Unless otherwise specified in the applicable warrant, except upon at least 61 days’ prior notice from the holder to us, the holder will not have the right to exercise any portion of the warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. As of April 1, 2011, there were 100,714 shares available for purchase under the January 25, 2010 Warrants. We refer to the February 2007 Warrants, July 2009 Warrants, January 13, 2010 and January 25, 2010 Warrants collectively as the Registered Direct Warrants.

•                        The Kingsbridge Warrant — On November 24, 2009, we issued to Kingsbridge Capital Limited, or Kingsbridge, an amended and restated warrant to purchase an aggregate of 25,000 shares of our common stock at an exercise price of $9.80 per share, such warrant expiring on June 10, 2013. The Kingsbridge Warrant may not be exercised to the extent that such exercise would cause the warrant holder to beneficially own (or be deemed to beneficially own) a number of shares of our common stock that would exceed 9.9% of our then outstanding shares of common stock following such exercise. As of April 1, 2013, there were 14,285 shares available for purchase under the Kingsbridge Warrant.

•                        The Warrants and the Option Warrants — On October 7, 2010, as part of a private placement, we sold warrants to purchase up to an aggregate of 594,513 shares of common stock at an exercise price of $13.44 per share of common stock, such warrants expiring at 5:00 p.m. Eastern Time, on October 7, 2015.   We refer to these warrants as the October 2010 Warrants.  On October 7, 2010, we also sold, as part of the private placement, options to purchase up to 594,513 shares of common stock and warrants to purchase up to an aggregate of 297,258 shares of common stock at an exercise price of $13.44 per share of common stock, such warrants expiring at 5:00 p.m. Eastern Time on the date that is five years from the date of issuance of such warrants (the “Option Warrant”).  None of the Option Warrants were purchased.  Unless otherwise specified in the October 2010 Warrant, except upon at least 61 days’ prior notice from the holder to us, the holder will not have the right to exercise any portion of such warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99%, 9.99% or 19.99% , as applicable, of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the October 2010 Warrants. As of April 1, 2013, there were 594,513 shares available for purchase under the October 2010 Warrants.

•                        July 2011 Warrants — On July 7, 2011, as part of an underwritten offering for an aggregate of 1,088,235 units, we sold warrants to purchase up to an aggregate of 544,117 shares of common stock, each warrant to purchase 0.5 shares of common stock at an exercise price of $9.52 per share, such warrants expiring at 5:00 p.m. Eastern Time on July 7, 2016.  We refer to these warrants as the July 2011 Warrants.  As of April 1, 2013, there were 544,117 shares available for purchase under the October 2010 Warrants.

Exercisability. The exercise price and number of shares of common stock issuable upon exercise of all of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

Exercise of Warrants. All of the warrants except the October 2010 Warrants may be exercised upon surrender of the warrant on or prior to the expiration date at the offices of the warrant agent, with the exercise form set forth in the warrant completed and executed as indicated, either accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised or, under certain circumstances, by means of a cashless exercise, as provided for in the warrant. Notwithstanding the foregoing, the holder will not be required to physically surrender the warrant unless and until the aggregate warrant shares represented by the warrant are exercised. The warrants and Option Warrants may be exercised in the same manner, except that such securities are exercisable by delivery of a written notice, with payment made within two trading days of the delivery of the notice of exercise.

Cashless Exercise. If, at any time during the exercisability period of any of the warrants, the holder is not permitted to sell shares of common stock issuable upon exercise of the relevant warrant pursuant to the registration statement or an exemption from registration is not available, and the fair market value of our common stock exceeds the exercise price of the warrants, the holder may elect to effect a cashless exercise of the warrants, in whole or in part, by surrendering the warrants to us, together with delivery to us of a duly executed exercise notice, and canceling a portion of the relevant warrant in payment of the purchase price payable in respect of the number of shares of our common stock purchased upon such exercise.

Buy-in Right. If we fail to issue shares of common stock to the holder of a warrant within three business days of our receipt of a duly executed exercise notice, then the holder or any third party on behalf of the holder may, for such holder’s account, purchase in an open market transaction or otherwise, shares of common stock to deliver in satisfaction of a sale by the holder of shares of common stock issuable upon such exercise that the holder anticipated receiving from us. At such holder’s request and in its discretion, either (i) pay cash to the holder in an amount equal to the holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such shares of common stock) shall terminate, or (ii) promptly honor its obligation to deliver to the holder a certificate or certificates representing such shares and pay cash to the holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of common stock, times (B) the Closing Bid Price (as defined in such warrants) on the date of exercise.

Transferability. Subject to applicable laws and the restriction on transfer set forth in the relevant subscription agreement, none of the warrants may be transferred by the holder without our consent, such consent not to be unreasonably withheld or delayed, upon surrender of the warrants to us together with the appropriate instruments of transfer.

Exchange Listing. We do not plan on making an application to list any of the warrants on The NASDAQ Global Market, any national securities exchange or other nationally recognized trading system. The common stock underlying the warrants is listed on the NASDAQ Global Market.

Fundamental Transactions. In the event of any fundamental transaction, as described in the warrants, and generally including any merger with or into another entity (whether or not we are the surviving entity but excluding a migratory merger effected solely for the purpose of changing our jurisdiction of incorporation), sale of all or substantially all of our assets, tender offer or exchange offer, our consummation of a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) or reclassification of our common stock, then upon any subsequent exercise of a warrant, the holder shall have the right to receive, as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of Cyclacel, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, the holders of the warrants and the Option Warrants, in the event of a fundamental transaction (i) in which holders of common stock receive all cash or substantially all cash or (ii) with a person whose common stock or equivalent equity security is not quoted or listed on an eligible market, as defined in such warrant, and, in either case, at the request of the holder delivered within 30 days after consummation of the fundamental transaction, we (or our successor entity) must purchase such warrant from the holder by paying to the holder, within seven business days after such request (or, if later, on the effective date of the fundamental transaction), cash in an amount equal to the Black Scholes value, as defined in such warrant, of the remaining unexercised portion of such warrant or Option Warrant on the date of such fundamental transaction.  Fundamental transactions shall not include any transaction in which the Company is not a voluntary party thereto.

Waivers and Amendments. The provisions of each warrant may be amended and we may not take any action prohibited by such warrant, or omit to perform any act required to be performed pursuant to such warrant, only with the written consent of the holder of that warrant.

Rights as a Stockholder. The warrant holders do not have the rights or privileges of holders of common stock, including any voting rights, until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No Fractional Shares. No fractional shares will be issued upon exercise of any of the warrants. With respect to all warrants, except the October 2010 Warrants, we will pay to the holder thereof, in lieu of the issuance of any fractional share which is otherwise issuable to the warrant holder, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date. With respect to the October 2010 Warrants, the number of shares of common stock to be issued will be rounded up to the nearest whole number.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer pursuant to this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any debt securities offered under such prospectus supplement may differ from the terms we describe below, and to the extent the terms set forth in a prospectus supplement differ from the terms described below, the terms set forth in the prospectus supplement shall control.

We may sell from time to time, in one or more offerings under this prospectus, debt securities, which may be senior or subordinated. We will issue any such senior debt securities under a senior indenture that we will enter into with a trustee to be named in the senior indenture. We will issue any such subordinated debt securities under a subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus is a part. We use the term “indentures” to refer to either the senior indenture or the subordinated indenture, as applicable. The indentures will be qualified under the Trust Indenture Act of 1939, as in effect on the date of the indenture. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.

General

Each indenture provides that debt securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies. Neither indenture limits the amount of debt securities that may be issued thereunder, and each indenture provides that the specific terms of any series of debt securities shall be set forth in, or determined pursuant to, an authorizing resolution and/or a supplemental indenture, if any, relating to such series.

We will describe in each prospectus supplement the following terms relating to a series of debt securities:

•                  the title or designation;

•                  the aggregate principal amount and any limit on the amount that may be issued;

•                  the currency or units based on or relating to currencies in which debt securities of such series are denominated and the currency or units in which principal or interest or both will or may be payable;

•                  whether we will issue the series of debt securities in global form, the terms of any global securities and who the depositary will be;

•                  the maturity date and the date or dates on which principal will be payable;

•                  the interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the date or dates interest will be payable and the record dates for interest payment dates or the method for determining such dates;

•                  whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•                  the terms of the subordination of any series of subordinated debt;

•                  the place or places where payments will be payable;

•                  our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•                  the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

•                  the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•                  whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•                  whether we will be restricted from incurring any additional indebtedness;

•                  a discussion on any material or special U.S. federal income tax considerations applicable to a series of debt securities;

•                  the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

•                  any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale; No Protection in Event of a Change of Control or Highly Leveraged Transaction

The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate.

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change of control), which could adversely affect holders of debt securities.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•                  if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•                  if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•                  if we fail to observe or perform any other covenant set forth in the debt securities of such series or the applicable indentures, other than a covenant specifically relating to and for the benefit of holders of another series of debt securities, and our failure continues for 90 days after we receive written notice from the debenture trustee or holders of not less than a majority in aggregate principal amount of the outstanding debt securities of the applicable series; and

•                  if specified events of bankruptcy, insolvency or reorganization occur as to us.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under any bank credit agreements we may have in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the debenture trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and premium and accrued and unpaid interest, if any, on all debt securities of that series.

Before a judgment or decree for payment of the money due has been obtained with respect to debt securities of any series, the holders of a majority in principal amount of the outstanding debt securities of that series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal, premium, if any, and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the applicable indenture (including payments or deposits in respect of principal, premium or interest that had become due other than as a result of such acceleration). We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•                  the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•                  subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•                  the holder previously has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•                  the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•                  the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series (or at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the applicable debenture trustee regarding our compliance with specified covenants in the applicable indenture.

Modification of Indenture; Waiver

The debenture trustee and we may change the applicable indenture without the consent of any holders with respect to specific matters, including:

•                  to fix any ambiguity, defect or inconsistency in the indenture; and

•                  to change anything that does not materially adversely affect the interests of any holder of debt securities of any series issued pursuant to such indenture.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) that is affected. However, the debenture trustee and we may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•                  extending the fixed maturity of the series of debt securities;

•                  reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any debt securities;

•                  reducing the principal amount of discount securities payable upon acceleration of maturity;

•                  making the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security; or

•                  reducing the percentage of debt securities, the holders of which are required to consent to any amendment or waiver.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•                  register the transfer or exchange of debt securities of the series;

•                  replace stolen, lost or mutilated debt securities of the series;

•                  maintain paying agencies;

•                  hold monies for payment in trust;

•                  compensate and indemnify the trustee; and

•                  appoint any successor trustee.

In order to exercise our rights to be discharged with respect to a series, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, the premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange or in the applicable indenture, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•                  issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•                  register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under the applicable indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee under such indenture must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

Our obligations pursuant to any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of senior indebtedness we may incur. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF RIGHTS

General

We may issue rights to our stockholders to purchase shares of our common stock, preferred stock or the other securities described in this prospectus. We may offer rights separately or together with one or more additional rights, debt securities, preferred stock, common stock, warrants or purchase contracts, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The following description sets forth certain general terms and provisions of the rights to which any prospectus supplement may relate. The particular terms of the rights to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the rights so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the rights, rights agreement or rights certificates described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable rights agreement and rights certificate for additional information before you decide whether to purchase any of our rights.

We will provide in a prospectus supplement the following terms of the rights being issued:

•                  the date of determining the stockholders entitled to the rights distribution;

•                  the aggregate number of shares of common stock, preferred stock or other securities purchasable upon exercise of the rights;

•                  the exercise price;

•                  the aggregate number of rights issued;

•                  whether the rights are transferrable and the date, if any, on and after which the rights may be separately transferred;

•                  the date on which the right to exercise the rights will commence, and the date on which the right to exercise the rights will expire;

•                  the method by which holders of rights will be entitled to exercise;

•                  the conditions to the completion of the offering, if any;

•                  the withdrawal, termination and cancellation rights, if any;

•                  whether there are any backstop or standby purchaser or purchasers and the terms of their commitment, if any;

•                  whether stockholders are entitled to oversubscription rights, if any;

•                  any applicable U.S. federal income tax considerations; and

•                  any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights, as applicable.

Each right will entitle the holder of rights to purchase for cash the principal amount of shares of common stock, preferred stock or other securities at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock, preferred stock or other securities, as applicable, purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

Rights Agent

The rights agent for any rights we offer will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

General

We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or variable number of our debt securities, shares of common stock, preferred stock, warrants or rights, or securities of an entity unaffiliated with us, or any combination of the above, at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or variable number of our debt securities, shares of common stock, preferred stock, warrants, rights or other property, or any combination of the above. The price of the securities or other property subject to the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula described in the purchase contracts. We may issue purchase contracts separately or as a part of units each consisting of a purchase contract and one or more of our other securities described in this prospectus or securities of third parties, including U.S. Treasury securities, securing the holder’s obligations under the purchase contract. The purchase contracts may require us to make periodic payments to holders or vice versa and the payments may be unsecured or pre-funded on some basis. The purchase contracts may require holders to secure the holder’s obligations in a manner specified in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of any purchase contracts in respect of which this prospectus is being delivered, including, to the extent applicable, the following:

•                  whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

•                  whether the purchase contracts are to be prepaid;

•                  whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

•                  any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•                  any applicable U.S. federal income tax considerations; and

•                  whether the purchase contracts will be issued in fully registered or global form.

The preceding description sets forth certain general terms and provisions of the purchase contracts to which any prospectus supplement may relate. The particular terms of the purchase contracts to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the purchase contracts so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the purchase contracts described in a prospectus supplement differ from any of the terms described above, then the terms described above will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable purchase contract for additional information before you decide whether to purchase any of our purchase contracts.

DESCRIPTION OF UNITS

We may issue units consisting of common stock, preferred stock, warrants, rights, purchase contracts and/or debt securities for the purchase of common stock, preferred stock, warrants, rights, purchase contracts and/or debt securities in one or more series. In this prospectus, we have summarized certain general features of the units.

We will evidence each series of units by unit certificates that we will issue under a separate agreement. We will enter into the unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York, will provide us with an opinion as to the legal matters in connection with the securities we are offering.

EXPERTS

The consolidated financial statements of Cyclacel Pharmaceuticals, Inc. for the year ended December 31, 2010 and the period from August 13, 1996 (inception) to December 31, 2010, appearing in Cyclacel Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012, have been audited by Ernst & Young LLP (UK), independent registered public accounting firm, as set forth in its report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Cyclacel Pharmaceuticals, Inc. at December 31, 2012, and for each of the two years in the period ended December 31, 2012 and for the period from August 13, 1996 (inception) to December 31, 2012 incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP (US), independent registered public accounting firm, as set forth in their report thereon incorporated by reference elsewhere herein which, as to the period from August 13, 1996 (inception) to December 31, 2012, are based in part on the report of Ernst & Young LLP (UK), independent registered public accounting firm. The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. These filings contain important information that does not appear in this prospectus. For further information about us, you may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

•                        Our Annual Report on Form 10-K for the year ended December 31, 2012 filed on April 1, 2013;

•                        Our  Current Reports on Form 8-K filed on January 17, 2013, February 1, 2013 and March 13, 2013, March 27, 2013, March 28, 2013, April 4, 2013 and April 8, 2013;

•                        Our definitive Proxy Statement relating to our 2013 annual meeting of stockholders filed on April 3, 2013;

•                        The description of our common stock contained in our Registration Statement on Form 8-A, filed on March 8, 2004 (File No. 000-50626), which incorporates by reference the description of the shares of our common stock contained in our Registration Statement on Form S-1 (File No. 333-109653) filed on December 22, 2003 and declared effective by the SEC on March 17, 2004, and any amendment or reports filed with the SEC for purposes of updating such description; and

•                        The description of our preferred stock contained in our Registration Statement on Form 8-A, filed on October 27, 2004 (File No. 000-50626), which incorporates by reference the description of the shares of our preferred stock contained in our Registration Statement on Form S-1 (File No. 333-119585) filed on October 7, 2004 and declared effective by the SEC on November 1, 2004, and any amendment or reports filed with the SEC for purposes of updating such description.

You may request, orally or in writing, a copy of these filings, which will be provided to you at no cost, by writing or calling us at: 200 Connell Drive, Suite 1500, Berkeley Heights, NJ 07922, telephone (908) 517-7330. Information about us is also available at our website at http://www.cyclacel.com . However, the information in our website is not a part of this prospectus and is not incorporated by reference into this prospectus.

To the extent that any statements contained in a document incorporated by reference are modified or superseded by any statements contained in this prospectus, such statements shall not be deemed incorporated in this prospectus except as so modified or superseded.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and prior to the termination of this offering are incorporated by reference and become a part of this prospectus from the date such documents are filed. Any statement contained in this prospectus or in a document incorporated by reference is modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequent filed document modifies or supersedes such statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the Securities and Exchange Registration Fee.

Securities and Exchange Commission Registration Fee	$10,230
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	12,000
Miscellaneous Fees and Expenses	7,500
Total	$79,730

Item 15.                    Indemnification of Directors and Officers

Our amended and restated certificate of incorporation, as amended, and amended and restated bylaws, as amended, provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of Cyclacel Pharmaceuticals, Inc. or is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, our amended and restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•                        From any breach of the director’s duty of loyalty to us or our stockholders;

•                        From acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•                        Under Section 174 of the Delaware General Corporation Law; and

•                        From any transaction from which the director derived an improper personal benefit.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers. In addition, we expect to enter into indemnification agreements with each of our directors and executive officers prior to completion of the offering.

The Company has entered into indemnification agreements with each of its directors and executive officers. Pursuant to the indemnification agreements, the Company agrees to hold harmless and indemnify its directors and executive officers to the fullest extent authorized or permitted by the provisions of the Company’s amended and restated certificate of incorporation, amended and restated by-laws and the DGCL, including for any amounts that such director or officer becomes obligated to pay because of any claim to which such director or officer is made or threatened to be made a party, witness or participant, by reason of such director’s or officer’s service as a director, officer, employee or other agent of the Company.

There are certain exceptions from the Company’s obligation to indemnify its directors and executive officers pursuant to the indemnification agreements, including for “short-swing” profit claims under Section 16(b) of the Exchange Act losses that are as a result of conduct that is established by a final judgment as knowingly fraudulent or deliberately dishonest or that constituted willful misconduct, or that constituted a breach of the duty of loyalty to the Company or resulted in any improper personal profit or advantage, where payment is actually made to a director or officer under an insurance policy, indemnity clause, bylaw or agreement, except in respect of any excess beyond payment under such insurance, clause, bylaw or agreement, for indemnification which is not lawful, or in connection with any proceeding initiated by such director or officer, or any proceeding against the Company or its directors, officers, employees or other agents, unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors of the Company, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the DGCL, or (iv) the proceeding is initiated to enforce a claim for indemnification pursuant to the indemnification agreement.

All agreements and obligations of the Company contained in the indemnification agreements shall continue during the period when the director or officer who is a party to an indemnification agreement is a director, officer, employee or other agent of the Company (or is or is serving at the request of the Company as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and shall continue thereafter so long as such director or officer shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative. In addition, the indemnification agreements provide for partial indemnification and advance of expenses.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.                    Exhibits

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

Item 17.                    Undertakings

(a)             The undersigned registrant hereby undertakes:

(1)                     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)               That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)               That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)                   Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)                      Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)               That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)             The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)             Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)               To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(b)               The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d)               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized in the city of Berkley Heights, State of New Jersey, on April 8, 2013.

CYCLACEL PHARMACEUTICALS, INC.

By:	/s/ Paul McBarron
Paul McBarron
Chief Operating Officer, Chief Financial Officer, and Executive Vice President, Finance

POWER OF ATTORNEY

We, the undersigned officers and directors of Cyclacel Pharmaceuticals, Inc., hereby severally constitute and appoint Spiro Rombotis and Paul McBarron and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agent, with the full power of substitution and resubstitution and full power to act without the other, for them in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Spiro Rombotis	President & Chief Executive Officer	April 8, 2013
Spiro Rombotis	(Principal Executive Officer) and Director

/s/ Paul McBarron	Chief Operating Officer, Chief Financial Officer	April 8, 2013
Paul McBarron	& Executive Vice President, Finance
(Principal Financial and Accounting Officer) and Director

/s/ Dr. David U’Prichard	Chairman	April 8, 2013
Dr. David U’Prichard

/s/ Dr. Christopher Henney	Vice Chairman	April 8, 2013
Dr. Christopher Henney

/s/Dr. Nicholas Bacopoulos	Director	April 8, 2013
Dr. Nicholas Bacopoulos

/s/ Sir John Banham	Director	April 8, 2013
Sir John Banham

/s/ Lloyd Sems	Director	April 8, 2013
Lloyd Sems

/s/ Gregory Hradsky	Director	April 8, 2013
Gregory Hradsky

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement

3.1

Amended and Restated Certificate of Incorporation of Cyclacel Pharmaceuticals, Inc., filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012 and incorporated herein by reference

3.2	Amended and Restated Bylaws of Cyclacel Pharmaceuticals, Inc. , filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K and incorporated herein by reference

3.3

Preferred Stock Certificate of Designations, filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, originally filed with the SEC on November 5, 2004, and incorporated herein by reference

4.1	Specimen of Common Stock Certificate, filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005 and incorporated herein by reference

4.2	Specimen of Preferred Stock Certificate, filed as Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005 and incorporated herein by reference

4.2*	Form of Warrant Agreement and Warrant Certificate

4.3*	Form of Senior Debt Security

4.4*	Form of Subordinated Debt Security

4.5*	Form of Senior Indenture

4.6*	Form of Subordinated Indenture

4.7*	Form of Rights Agreement and Right Certificate

4.8*	Form of Purchase Contract

4.9*	Form of Unit Agreement and Unit

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of securities being registered

12.1*	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Independent Registered Public Accounting Firm

23.3	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

25.1*

The Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of the Trustee under the Senior Indenture will be incorporated herein by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939

25.2*

The Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of the Trustee under the Subordinated Indenture will be incorporated herein by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939

*                 To be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act